AMENDATORY AGREEMENT #2

Regency Centers Corporation, as Employer (“Employer”) and Wells Fargo Bank, N.A., as Trustee (“Trustee”) make this Amendatory Agreement to the Regency Centers 401(k) Profit Sharing Plan (“Plan”).

WITNESSETH

        WHEREAS, it is necessary to make amendment to the Plan in order to change the automatic enrollment/negative deferral election provision, change the employer matching contribution formula, and add a provision for non-spousal beneficiary rollovers.

        WHEREAS, Section 13.02 of the Wells Fargo Defined Contribution Master Plan and Trust Agreement gives the Employer the authority to amend the Plan.

        NOW THEREFORE, in consideration of the above premises, the Employer and Trustee agree to amend the Plan as follows:

1.	Effective January 1, 2007, the Employer’s selection under Adoption Agreement Section 3.03(l)(1), Item 15, is hereby amended as follows:

15.	MATCHING CONTRIBUTIONS (INCLUDING ADDITIONAL SAFE HARBOR MATCH UNDER PLAN SECTION 14.02(D)(3)) (3.03). The Employer matching contribution is:

Other matching contribution requirements. The matching contribution formula is subject to the following additional requirements:

[X]	(l) Matching contribution limits. A Participant’s matching contributions may not exceed:

[X]	(1) $3,600; also, employer matching contributions will only be made on employee deferral contributions not withdrawn prior to the end of the applicable period.

2.	Effective January 1, 2008, the Employer’s selection under Adoption Agreement Section 3.03(l)(1), Item 15, is hereby amended as follows:

15.	MATCHING CONTRIBUTIONS (INCLUDING ADDITIONAL SAFE HARBOR MATCH UNDER PLAN SECTION 14.02(D)(3)) (3.03). The Employer matching contribution is:

Other matching contribution requirements. The matching contribution formula is subject to the following additional requirements:

[X]	(l) Matching contribution limits. A Participant’s matching contributions may not exceed:

[X]	(1) $3,700; also, employer matching contributions will only be made on employee deferral contributions not withdrawn prior to the end of the applicable period.

Amendment continued on second page.

Page Two

3.	Effective January 1, 2008, the Employer’s selection under Adoption Agreement Section 3.02(b), Item 14(b), is hereby amended as follows:

14.	DEFERRAL CONTRIBUTIONS (3.02). The following limitations and terms apply to an Employee’s deferral contributions:

[X]	(b) Negative deferral election. The Employer will withhold 3 % from the Participant’s Compensation unless the Participant elects a lesser percentage (including zero) under his/her salary reduction agreement. See Plan Section 14.02(C). The negative election will apply to:

[X]	(1) All Participants who have not deferred at least the automatic deferral amount as of: January 1, 2008.

[ ]	(2) Each Employee whose Plan Entry Date is on or following the negative election effective date.

4.	Effective January 1, 2007, the Employer amends the Plan as follows:

DIRECT ROLLOVER OF NON-SPOUSAL DISTRIBUTION

(a)	Non-spouse beneficiary rollover right. For distributions made after December 31, 2006, a non-spouse beneficiary who is a “designated beneficiary” under Code §401(a)(9)(E) and the regulations thereunder, by a direct trustee-to-trustee transfer (“direct rollover”), may roll over all or any portion of his/her distribution to an individual retirement account the beneficiary establishes for purposes of receiving the distribution. In order to be able to roll over the distribution, the distribution otherwise must satisfy the definition of an eligible rollover distribution.

(b)	Certain requirements not applicable. Although a non-spouse beneficiary may roll over directly a distribution as provided in Section (a) above, the distribution is not subject to the direct rollover requirements of Code §401(a)(31), the notice requirements of Code §402(f) or the mandatory withholding requirements of Code §3405(c). If a non-spouse beneficiary receives a distribution from the Plan, the distribution is not eligible for a “60-day” rollover.

(c)	Trust beneficiary. If the participant’s named beneficiary is a trust, the Plan may make a direct rollover to an individual retirement account on behalf of the trust, provided the trust satisfies the requirements to be a designated beneficiary within the meaning of Code §401(a)(9)(E).

(d)	Required minimum distributions not eligible for rollover. A non-spouse beneficiary may not roll over an amount which is a required minimum distribution, as determined under applicable Treasury regulations and other Revenue Service guidance. If the participant dies before his/her required beginning date and the non-spouse beneficiary rolls over to an IRA the maximum amount eligible for rollover, the beneficiary may elect to use either the 5-year rule or the life expectancy rule, pursuant to Treas. Reg. §1.401(a)(9)-3, A-4(c), in determining the required minimum distributions from the IRA that receives the non-spouse beneficiary’s distribution.

(e)	Superseding of inconsistent provisions. Section (a) through (d) above supersedes the provisions of the Plan to the extent those provisions are inconsistent with the provisions of said sections.

5.	Effective January 1, 2004, the Employer confirms that the Plan uses the “prior year method” for purposes of nondiscrimination testing and has done so consistently since 2002.

Amendment continued on third page.

Page Three

        This Amendatory Agreement shall be effective as of the dates stated above. In all other respects, the Plan and Adoption Agreement shall remain unchanged and in full force and effect.

        IN WITNESS WHEREOF, the Employer and Trustee have executed this Amendatory Agreement in 2006 this 30th day of January.

Regency Centers Corporation
Attest:___________________________________	By:________________________________________________
"EMPLOYER"
Wells Fargo Bank, N.A.
Accepted: _______________________________	By:________________________________________________
"TRUSTEE"
Date